Exhibit 99.2

American Eagle Outfitters, Inc.
April 2010

Recorded Sales Commentary dated May 6, 2010

Good morning and welcome to the American Eagle Outfitters April 2010 Sales Commentary. This is Judy Meehan, Vice President of Investor Relations. During this call, I will make certain forward-looking statements based on our current expectations. Actual results may be materially different based on risk factors included in our quarterly and annual reports filed with the SEC.

Total sales for the four weeks ended May 1, 2010 decreased 1% to $192 million compared to $194 million for the four weeks ended May 2, 2009. Consolidated comparable store sales decreased 6%, compared to a 5% decrease for the same period last year.

April sales were generally consistent with our expectations, and were negatively affected by the shift of Easter-related spring breaks from April into March this year. The comparable combined March/April period produced a comp increase of 5%.

For the month, AE men's comps declined in the high single-digits and women's comps were in the negative mid single-digits. We continued to make progress on our merchandise assortments, while delivering value-priced key item fashion to our customers.

In April, the average transaction value increased in the mid single-digits. This was driven by an increase in the average unit retail price, due to less promotional activity compared to last year. Our conversion rate remained strong. However, traffic declined due, in part, to the holiday shift. AEO direct sales increased 7% in April, and rose 11% during the March/April period.

Reflecting higher margins, we continue to expect first quarter non-GAAP EPS to be within our guidance range of $0.15 to $0.17 per diluted share, which compares to non-GAAP EPS of $0.11 last year. The guidance excludes $0.15 of estimated closing charges and an operating loss related to MARTIN + OSA. It also excludes potential investment security charges.

We also announced that in April we repurchased 4 million shares at a cost of approximately $72 million. This leaves us with an additional 26 million shares remaining under our current authorization.

We will announce first quarter earnings results on Wednesday, May 26th. Our conference call will begin at 9:00 a.m. Eastern Time that morning. To listen, please dial 1-877-407-0789.

Thank you for your continued interest in American Eagle Outfitters.